Exhibit 10.2



                        Supplemental Retirement Agreement

     This Agreement (the "Supplemental Retirement Agreement") dated as of January 1, 2005 (the "Effective Date") between KeySpan Corporation ("KeySpan" or the "Company") and Anthony Sartor (the "Executive") sets forth the understanding and agreement of the parties as to certain additional terms on which the Executive continues to be employed by KeySpan. Any definitions used herein unless otherwise defined herein are defined in the Employment Agreement dated as of January 1, 2005 between KeySpan and the Executive.

     WHEREAS, Executive is President of KeySpan Services, Inc. who became an employee of KeySpan on January 30, 2000, and became a participant in the ERP on January 1, 2002 and the KeySpan Executive Supplemental Pension Plan ("KESPP") on June 1, 2003;

     WHEREAS, Executive may have limited pension benefits due to shorter than normal service at retirement and the Company desires to grant Executive additional credited pension service in the calculation of a pension benefit and to encourage the Executive to remain in the employ of KeySpan;

     WHEREAS, on September 10, 2004, KeySpan's Compensation and Management Development Committee recommended and on September 15, 2004, KeySpan's Board of Directors authorized through a Resolution (the "Resolution") that the proper officers provide an individual supplemental retirement agreement with Executive;

     NOW THEREFORE, the Company and Executive agree that Executive will accrue additional pension service through this Supplemental Retirement Agreement and the parties agree as follows;

     1. Upon Executive's completion of employment through April 1, 2008, and his election to retire in accordance with the provisions of the ERP and KESPP, Executive's pension benefit service time will be increased and Executive will be paid other retiree benefits pursuant to this Agreement. Executive acknowledges that Executive will in accordance with the terms and conditions of the ERP be required to retire no later than the Normal Retirement Date (age 65), as such term is defined in the ERP.




     2. Executive's supplemental retirement benefit will be determined as follows:

          a. (i) Notwithstanding Executive's actual date of participation in the KESPP, for purposes of this Agreement, Executive will be deemed to be a Participant in the KESPP as of January 31, 2000.


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               (ii) When Executive retires, Executive's pension benefit credited service time will be matched by the Company by adding one-half year of credited service for each year in which Executive was a Participant in the KESPP. The aggregate pension service time, including the matched time, will be
                    utilized   to  compute   Executive's   pension   benefit  in
                    accordance with the ERP's formula and KESPP. The pension benefit will be paid pursuant to the retirement plan annuity option elected by the Executive under the ERP. The matched
                    service  time  provided   under  this   agreement   will  be
                    applicable to any survivor option, if any, is elected under the ERP.

     3. a. In the event of the Executive's death in active service on or after the Effective Date, a survivor pension benefit for the matched service provided under this agreement through the date of death will be provided to the Executive's spouse pursuant to the survivor provisions in the ERP and in accordance with the provisions of paragraph 2 above. In the event of the Executive's Disability as defined in the ERP and termination of his employment, he will be vested in all additional matched service through the date of termination.

     b. If Executive terminates his employment with the Company prior to April 1, 2008 or is terminated prior to such date for Good Cause, Executive will not be eligible for any benefits pursuant to this Agreement.

     4. a. In the event Executive's employment is terminated after a Change of Control, then the Company agrees that Executive shall immediately vest in all additional service time earned pursuant to this Agreement. The service time provided under this Agreement will be provided in addition to any additional pension service granted Executive pursuant to the Change of Control Plan with such additional pension service time being matched.

     b. In the event Executive's employment is terminated by the Company for any reason other than for "Good Cause", then the Company agrees that Executive shall immediately vest in all additional service time earned pursuant to this Agreement. In addition, for purposes of this pension calculation, Compensation shall be the Executive's Base Salary for the remainder of the term and 80% of the Executive's target incentive payable in each year during the remainder of the Term.

     c. In the event Executive's employment is terminated by the Executive for "Good Reason", then the Company agrees that Executive shall immediately vest in all additional service time earned pursuant to this Agreement up to and including the date of resignation.


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     5.   In addition,  Executive will be eligible to participate in the retiree medical and dental benefits programs provided under the group retiree benefit plans in accordance with the terms and provisions of the group retiree plan contribution in effect at the time of retirement. Upon Executive's retirement on April 1, 2008, the Executive will be required to pay the required retiree benefit contribution amount to participate in the plans. The Company will pay to Executive upon completion of enrollment, a monthly supplemental amount grossed up for income taxes to pay such group retiree benefits. This monthly amount will be a fixed amount determined at retirement based upon 50% of the then current group cost of the retiree medical and dental plans. Once the amount of this supplement at age 65 is determined, it will remain at this amount as a monthly lifetime supplemental payment to the Executive. In the event of the Executive's death after retirement, Executive's spouse will continue to receive one half of the original supplemental amount for a two year period. During the two year period, Executive's spouse will pay the full group rate for individual coverage. After the two year period, Executive's spouse shall be able
          to  continue  in  the  group   retire   medical  and  dental  plan  by
          contributing the full group rate for individual coverage.

          If the Executive does not enroll in the group plans or retires prior to April 1, 2008 in accordance with this paragraph, no supplemental payment will be made to Executive unless such retirement or termination is attributable to sections 4a., 4b or 4c of this Agreement .

     6. Any payment due hereunder will be paid from general assets of the Company and subject to all Federal State and local tax and withholding requirements.

     7. KeySpan and Executive agree that should such additional benefits earned or accrued pursuant to this Agreement be determined to be subject to Section 280G of the Internal Revenue Code, KeySpan agrees that such additional benefits will be eligible for "Gross Up" in accordance with the provisions of the Change of Control Plan.

     8. Executive agrees not to disclose the terms and conditions of this Supplemental Retirement Agreement or any confidential information made available to or learned by Executive in the course of the performance of duties at KeySpan and with respect to the business of KeySpan and described in KeySpan's Statement on Ethical Business Conduct. Any and all confidentiality agreements and all other agreements executed by Executive that contained provisions not to disclose any confidential information are incorporated into this Agreement. The term "confidential" means information disclosed to Executive or known, learned, created or observed as a consequence of, or through Executive's employment by KeySpan concerning KeySpan or any subsidiary or affiliated company which is presently existing or which may be formed in the future, which is confidential, secret or otherwise not generally known in the industry, and pertains directly or indirectly to the business activities, products, services, customers or processes of KeySpan or any of its subsidiaries or affiliated companies,


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          including,  but not limited to, information  concerning mailing lists,
          publicity,   data,   research,   copyrights,   other  printed  matter,
          photographs, films, reproductions, finances, processes, trade secrets, business plans, customer lists and records, potential customer lists, customer billing and other related information.

     9. Executive agrees that the restrictions contained in Paragraph 8 of this Agreement are necessary for the protection of KeySpan and any breach thereof will cause KeySpan damage for which there is no adequate remedy at law and Executive consents to the issuance of an injunction in favor of KeySpan and its subsidiaries, affiliates, successors and assigns enjoining the breach of the aforesaid restrictions by any court of competent jurisdiction. Executive agrees that the rights of KeySpan to obtain an injunction granted by this Paragraph of the Agreement shall not be considered a waiver of the rights of KeySpan to assert any other remedies they may have at law or in equity.

     10. This Agreement shall bind any successor of KeySpan, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that KeySpan would be obligated under this Agreement if no succession had taken place.

          In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, KeySpan shall require such successor expressly and unconditionally to assume and agree to perform KeySpan's obligations under this Agreement, in the same manner and to the same extent that KeySpan would be required to perform if no such succession had taken place.

     11. In the event of any litigation or other proceeding arising out of this Agreement after a Change of Control attributable to the subject matter of this Agreement or enforcement of rights asserted in good faith, which is initiated by the Executive, the successor to KeySpan shall reimburse the Executive for all costs and expenses relating to such litigation or other proceeding, including reasonable attorneys fees and expenses, promptly upon receipt of a written demand therefore and regardless of whether such litigation results in any settlement or judgment or order in favor of any party.

     12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and may be modified only by a written instrument executed by the parties. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.


     IN WITNESS WHEREOF, KeySpan has caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement, all as of the Effective Date.


                                            KEYSPAN CORPORATION



                                            By:  /s/
                                                 --------------------




                                            By:  /s/
                                                 --------------------
                                                     Anthony Sartor












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